Exhibit 107

Calculation of Registration Fee

FORM S-8

(Form Type)

PANBELA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	3,275,155	(2)	$0.977	(3)	$3,199,827	0.00014760	$473
Total Offering Amounts			3,275,155				$3,199,827		$473
Total Fee Offsets									—
Net Fee Due									$473

(1)

In accordance to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock reserved for issuance for future awards under the Panbela Therapeutics, Inc. 2016 Omnibus Incentive Plan pursuant to such plan’s evergreen provision.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registrant’s registration fee on the basis of $0.977 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on The Nasdaq Capital Market, on December 29, 2023, which is within 5 business days prior to filing this registration statement.